UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BELLAVISTA CAPITAL, INC.
(Name of Registrant as Specified in Its Charter)

MACKENZIE PATTERSON FULLER, LP
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 24, 2009

Re:Saving your investment in BellaVista Capital, Inc.

Dear Investor,

We continue to receive many calls, most of them positive but some with questions about the contradictions between BellaVista’s statements and MPF’s statements.  So here are a few clarifications, corrections, and rebuttals.

1.	The board revealed what we believe is its true concern about the D&O insurance: personal liability of the current board members!

We didn’t understand why the board kept throwing out this red herring about D&O insurance costs.  We have said on multiple occasions and now say again, we will not purchase D&O insurance if we manage BellaVista. The board is simply confusing you again.  However, in its most recent letter, the board showed what is evidently its true concern: protecting the personal board members’ interests.  It says that this is an “incredibly irresponsible action” and that the board would have “personal liability exposure.”  The board claims that this “clearly puts YOUR share value at risk, as BVC without insurance would be exposed to the costs and liabilities associated with any related lawsuits brought against the board going forward.”

So, the truth is that the board is evidently worried enough that their stewardship of BellaVista (which we believe has been disastrous) will result in some of us suing them for violating their fiduciary duties to us.  We are not worried about that risk, because we believe you will be satisfied with our stewardship and that there will be no basis to sue us for violating our fiduciary duties.

2.	MPF’s proposal will save BellaVista money in the coming year, and, most importantly, will likely save BellaVista even more in the years to come.

The truth is that we don’t how big the savings will be in the short-run because BellaVista’s financial statements as filed with the SEC don’t break out every expense at the property level versus at the entity level.  We believe it is quite “convenient” that the board’s “estimate” of expenses in the upcoming year happen to be dramatically lower than previous years and eerily close to our proposed maximum general and administrative costs.  Furthermore, the board never mentioned lowering expenses until we made our proposal.  Nonetheless, in order to address this, we have guaranteed that BellaVista’s total overhead will be lower in the year after we take over than they were the year before, and in fact, we are now guarantying that BellaVista will save at least $100,000 in the first year (we will adjust our 2% fee downward for the first year to meet this guaranty if necessary).

However, this is not the most important point.  The important fact is that over time we believe these savings will grow and become quite substantial.  For example, if in a few years that we’ve sold the eight properties and paid out dividends, so that the only remaining assets would be the $6 million trust deed portfolio which we propose to manage (assuming for the moment that we have yet to grow that portfolio in size).  Under our proposal, BellaVista’s total expenses are fixed at 2%, so the total overhead at that time would be $120,000 per year compared to the current board’s approach of managing BellaVista, which we believe costs more than $1 million per year (or perhaps $881,753 if the board’s “estimate” is to be believed).  Under the current structure, it simply isn’t possible for the board to run the company as inexpensively as we can.  Our proposed expenses will decline as the size of the BellaVista declines, and if the assets of BellaVista increase, we don’t think anyone will complain that our 2% fee increases accordingly.  We believe, given that BellaVista had to borrow to fund its operations this year, that the current board’s cost structure will ultimately sink BellaVista.

3.	MPF and BellaVista are saying contradictory things about the relative tax efficiency of share redemptions versus dividends. What is the truth?

When the board criticizes our plan to provide “liquidity in the form of dividends” by saying that they “would be fully taxable to BVC shareholders,” they are either displaying their ignorance of a very important tax issue, or they are simply lying to you.  We have retained KPMG to verify the correct tax treatment of dividends. The board does not appear to have retained any experts.  When a company such as BellaVista does not have “earnings and profits,” any dividends it pays are simply not taxable, they are a tax-free return of capital.

4.	The board has implied that changes in MPF’s proxy that were suggested by the SEC mean that MPF’s statements were misleading. Is that true?

We don’t believe so.  The SEC suggested that in several instances we clarify that some of the statements we made were not guarantees (we never believed they were or that anyone would believe they were) and that other statements were statements we believed to be true (which, again, we thought was already clear).  For example, we said we believed MPF was a “proven winner” because of its record of managing its investment funds, but clarified that this didn’t mean we could guaranty any particular result for BellaVista.  We believe this is obvious, but offered to make this clarification in response to the SEC’s comment.

We believe the bottom line is: with whom are you better off?  If you look at the last 10 (or 4) years, BellaVista’s performance has been dismal.  So regardless of the board’s many excuses about the destruction of value being caused by the larger economy, which management team looks like “a better bet” to you?

5.	Has BellaVista really spent over $72,000 fighting this proxy so far, before it has even filed its preliminary proxy statement?

We can only assume that what the board is saying is true, although we are as shocked as you at the amount of money they are spending on their responses to our proposal.  In contrast, we have actually completed and mailed its definitive proxy and two letters to all shareholders, and we have spent less than $17,000 to do so (including unbilled time from our counsel).  We think this is a great example of how inefficient the current board is, and how much cost savings and efficiency MPF can bring to BellaVista.

6.	MPF’s motivations and incentives as a shareholder are exactly the same as yours—to maximize the value of our investment.

The board evidently is trying to drive a wedge between us by pointing out that we have purchased our shares at lower prices than you.  While this is true, it simply doesn’t matter in terms of our incentives.  We both own the same investment now.  We are no more or less incentivized to return $10 per share or $2 per share than you or the board is!  If, for example, we were able to eventually pay out $5 per share, we would all benefit to exactly the same extent as compared to our current situation—we’d be $2.27 per share better off than we are theoretically now.  It doesn’t matter who paid what for the shares—we all own them now, and we all want as much as we can get out of them.  An extra dollar is as meaningful to you as it is to us.

7.	Why are we proposing to give ourselves an option to purchase 15% of the outstanding shares, and how would this affect me?

This option is to further incentivize us to maximize shareholder value, but we’ve structured it so that we only get something if we do better for you than the current board; i.e., if we are successful in getting you more than $2.73 that the current board estimates that the shares are worth, we get 15% of the improvement.  You get 85%!  Thus, this option is not dilutive of your current investment; it only grants us a share of any upside we generate.  We usually get the private equity industry standard of approximately 20% of profits, but we propose in this case to get only 15% because we have the largest ownership percentage already so will participate in the upside through that ownership.

Again, your choice is simple: Stay the course and perhaps see the continued destruction of the value of your investment, or vote for MPF, which offers a cost-savings plan and brings to BellaVista the investment experience we believe it needs.  You should have received your proxy by now.  If you have not received it, or if you have any questions, please call me at (800) 854-8357.  We have a plan to help BellaVista dramatically reduce its costs now and into the future, and improve its investment performance, unlike the current management.  Thank you for your support.

Very Truly Yours,
/s/ Rob Dixon
Rob Dixon
Chief Investment Officer, MacKenzie Patterson Fuller, LP

P.S. Please help us help save our mutual investment in BellaVista.  Sign, date and return your YELLOW proxies today!  We have enclosed additional copies with this letter.

Important Information:  MPF filed a definitive proxy statement on Schedule 14A with the SEC on June 5, 2009, containing information about the solicitation of proxies in this matter. The definitive proxy statement and the YELLOW proxy cards were first disseminated to shareholders of BellaVista Capital on or about June 5, 2009. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. MPF may file other additional proxy solicitation material in connection therewith from time to time. The definitive proxy statement and other documents relating to the solicitation of proxies by the Committee will be available at no charge on the SEC's website at http://www.sec.gov.  In addition, MPF will provide copies of the definitive proxy statement and other relevant documents without charge upon request by calling 1-800-854-8357, or by going to our website, www.mpfi.com.  Information about each of the participants is available in the definitive proxy statement filed by MPF and on our website.